Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q1 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: April 27, 2012/10:30AM EST

Operator

Good day everyone, and welcome to the Saia Incorporated first quarter 2012 results conference call. Today’s call is being recorded. At this time, I will turn it over to Renée McKenzie. Please go ahead.

Renée McKenzie - Saia Inc — Treasurer

Welcome to Saia’s first quarter 2012 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President of Finance and Chief Financial Officer.

Before we begin you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause results to differ.

Now I’d like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia Inc — President, CEO

Good morning, and thank you for joining us for a review of Saia’s first quarter. I am pleased to report solid first-quarter results that are due to the combined effort of Saia’s 8,000 employees. Progress was made on a number of fronts, including increases in revenue, yield, and tonnage segments, while achieving solid cost-execution across our network. Revenue was $269 million, up 11% compared to the first quarter of last year, and our operating income was $11 million. As I’m sure everyone is aware, we benefited from the mild winter weather this year.

A meaningful margin improvement was achieved in the quarter, in spite of the expected higher wage and benefit costs, and depreciation expense, as we continue to reinvest in the company. Saia’s excellent service quality, efficiencies in our network, and continued progress with yield, provided a foundation for 240 basis point improvement in the operating ratio. Some highlights from the quarter, compared to the first quarter of last year, include earnings-per-share were $0.34 versus $0.04, our operating ratio was 95.9% versus 98.3%, LTL tonnage-per-workday was up 2.6%, and LTL weight-per-shipment was up 3.3%, and our LTL yield was up 7.9% due to pricing actions and increased fuel surcharges. Service was 98% on time.

We saw improvement in essentially every quality metric that we measure. I believe that our fundamental execution of quality, yield management and efficiency initiative has never been better, and the stage is set for further progress. On the operational front, load-quality inspectors are now in place across our network, with the single purpose of ensuring that we execute in accordance with our established standards. Our new Quality Assurance department was created to work with our operations team to meet objectives and quality goals. Both of these programs, as well as others, are a reflection of the company-wide Quality Matters initiative that has been adopted enthusiastically by Saia employees. We are very proud of the fact our exception-free service and our appointment efficiency also show significant improvement.

We continue to progress our engineered initiatives, which are designed to improve safety, advance customer service, and increase efficiency. We see improvement in the areas through both the system-wide use of our city driver hand-held units, as well as electronic onboard recording devices, now in over 75% of our tractors. The completion of installation of this technology in all tractors will provide further safety and efficiency benefits. In the meantime, we are achieving a 6% improvement in miles-per-gallon with the installation of these devices, which reinforce optimal progressive shifting. This represents a major savings in fuel costs.

Our sales group also contributed to our first-quarter success. Our inside sales department continues to show solid results with our selected small-shipper segment, while assisting in lane density in strategic markets. We are managing about 4% of our revenue with our inside sales team, and we achieved a 20% growth from this profitable segment during the quarter. Our entire sales team is supporting our results through their successful focus on yield improvement, customer retention, and targeted growth.

I’m also pleased to announce that we will implement an annual wage and salary increase of 3%, effective July 1. This step is important to reward performance, as well as to continue to attract and retain quality employees, that allow us to continue to deliver best-in-class service.

Saia remains committed to market-based wage programs. We have a number of initiatives under way that we believe will continue to provide a substantial offset to inflationary wage pressures.

Saia’s balance sheet is strong and we’re making major investments in our people, equipment and technology that are contributing to the enhancement of our value proposition, and support our operational efficiencies. I believe that Saia’s target marketing, strong service offering, focused pricing discipline, and consistent cost execution provide a solid foundation for long-term profitable growth and increased shareholder value going forward. Now I would like to have Jim Darby review our first quarter.

Jim Darby - Saia Inc — VP Finance and CFO

Thanks, Rick, and good morning everyone. As Rick mentioned, the first quarter 2012 earnings per share were $0.34 compared to $0.04 in the first quarter of 2011. For the quarter, revenues were $269 million, with operating income of $11 million. This compares to 2011 first quarter revenue of $243 million, and a reported operating income of $4.1 million. The LTL yield for the first quarter of 2012 increased by 7.9%, and was favorably impacted by continued pricing actions and increased fuel surcharge. Continuing our trend from the past quarters, yield showed steady improvement as we continued to achieve price increases, and target poorly operating accounts.

First-quarter results were again adversely impacted by higher costs from healthcare and maintenance. As you know, inflation in health service costs, and increases in maximum spending limits, have continued to increase healthcare costs. While we are investing heavily in new tractors, and have reduced the age of the fleet, maintenance costs were impacted by more costly routine maintenance, higher parts costs, and more miles driven. These factors increased maintenance expense by $1.1 million, compared to the first quarter, 2011. Depreciation and amortization ran $11.4 million during the quarter, versus $8.6 million in the prior-year quarter, which reflects significant capital expenditures in late 2011 and throughout the first quarter of 2012. As Rick mentioned, we announced a 3% wage and salary increase, effective on July 1. This increase will add approximately $13 million in expense on an annualized basis. We anticipate the impact of this wage increase to be partially offset by further productivity and efficiency gains.

Our effective tax rate was 39.7% in the first quarter. For modeling purposes, we expect our 2012 effective tax rate to be approximately 39.5%. At March 31, 2012, total debt was $86.5 million. This compares to total debt of $90 million at March 31, 2011. Net debt to total capital was 27.7%, at the end of this quarter.

Net capital expenditures for the quarter were $39 million, this compares to $6 million of capital expenditures during the first quarter of 2011. As we mentioned previously, the Company is planning net capital expenditures in 2012 of approximately $80 million. This level reflects the purchase of replacement tractors and trailers. The Company anticipates that the increased capital investments will favorably impact maintenance expenses in the future, and reduce the age of fleet. Also, 2012 planned capital expenditures include Saia’s continued investment in technology. Now I’d like to turn the call back to Rick.

Rick O’Dell - Saia Inc — President, CEO

Thanks, Jim. I’m encouraged with our significant margin and profit progress in the quarter, which was achieved through solid cost-execution across our networks. I believe our ongoing investments and recent progress has set the stage for us to build on the momentum from these demonstrated results. In 2012, we remain committed to our core strategy of improving yield, building density, enhancing customer satisfaction, and reducing costs through engineered process improvements and continuous employee training. This strategy provides a foundation for long-term profitable growth, and increased shareholder and customer value going forward. With these comments, we are now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions)

John Godyn, Morgan Stanley.

John Godyn - Morgan Stanley — Analyst

The OR improvement was really strong this quarter, so, I just had a couple of follow-ups on that. Do you have any way of quantifying the weather impact there?

Rick O’Dell - Saia Inc — President, CEO

We don’t have any specific way to quantify that. Obviously, last year was probably more severe than normal, and this year was certainly less severe. If we had to put a number on it, maybe in the 0.5 point range. I think last year we said about 0.5 point worse. The year-to-year swing was probably pretty significant.

John Godyn - Morgan Stanley — Analyst

Okay, great. What I’m getting at here is — adjusting for that 0.5 point or so, is the first quarter a pretty good base to use for the second quarter, just from the perspective of applying a normal seasonal change? Or are there other moving parts that we should be aware of, that you’d point out?

Rick O’Dell - Saia Inc — President, CEO

There’s always a lot of moving parts, and obviously the first quarter probably tends to be the most volatile, probably because of the weather, and it is a lower seasonal period. If you look at history, the first quarter to second quarter, the second quarter gets better from anywhere between 1.5 points and 2.5 points type operating points. I would suggest, given the strength of the first quarter, maybe to model something in the lower end of that range.

John Godyn - Morgan Stanley — Analyst

Okay, that’s really helpful. And last one really quick, could you give an update on tonnage trends and yield trends, quarter-to-date?

Rick O’Dell - Saia Inc — President, CEO

We don’t comment on tonnage trends. I will make some comments on yields, just in terms of when we discussed pricing and yield, where we came out of the quarter a little bit, but Jim will give some tonnage numbers.

Jim Darby - Saia Inc — VP Finance and CFO

Yes, John, you can see the impact of the weather in the tonnage numbers as we walk through the quarter by individual month, because there were fairly easy comps in January and February. LTL tonnage in January was up 4.2%. It was up in February 6.2%, and in March it was actually down 1.3%. Month-to-date, so far what we have seen in April on LTL tonnage, we are running up about 1.4%.

Rick O’Dell - Saia Inc — President, CEO

I would just comment on last year, during the first quarter, obviously we had some extreme weather in January and February, and then we actually had a very strong March last year. And I think there was a little bit of bounce-back from the weather disruptions. Plus, last year we had a major competitor who was doing an integration in March, and I think there was some temporary diversion of business, some of which we kept and some of which we didn’t.

What I would say is — particularly our revenue trends going from absence in positive weather in February, the March numbers, I thought we were pretty satisfied with from an absolute basis. And from March to April we are seeing what I would call normal seasonality. While the percentage numbers look a little odd, we are not dissatisfied, or seeing any signs of what we would call a major problem, or something that would appear to be alarming.

Operator

Art Hatfield, Raymond James.

Art Hatfield - Raymond James — Analyst

Morning, everyone. Can you talk a little bit about — Rick, you had mentioned how the FedEx integration, FedEx freight had impacted you last year in March. Can you talk a little bit about how we can think about that from a comp standpoint, as we get deeper into Q2?

Rick O’Dell - Saia Inc — President, CEO

I think the best way to look at it is — the disruption was fairly small. The competitor, which you named and I didn’t, obviously has a strong brand in the marketplace, and the impact was somewhat temporary. And I guess I would say, in terms of where we are running for the second quarter, more up in the 1.5% to 2% tonnage level is probably a more appropriate comp than just the March level, because that’s been what we’re running month-to-date.

Art Hatfield - Raymond James — Analyst

Okay. And then just one other question today on the expenses — you talked about the wage increase. This is really a refresher — during the downturn, obviously you had cut back on several areas, and took wage concessions or cut back wages with your employees, and you have been working that back. Are you back to par on that at this point in time? So, what we think about going on in July is incremental to where they were at before the downturn?

Rick O’Dell - Saia Inc — President, CEO

The wages have been restored. If you look at the reductions that took place in 2009, with the increase that we did in December, plus this one. And we do an analysis from a market perspective to see where we stand, and we think our total compensation package is basically back to market, and I think the comment that we made was, this is an annual wage increase. And we did it last year in December, and a number of years ago we’ve done it in December, and we just moved it up to the July time period. So, you should really look at it as more of five-month acceleration, as opposed to a material increase in cost, or a restoration at this point in time. I think we are back to more annual/normal increases.

Art Hatfield - Raymond James — Analyst

That’s all I have. Great quarter, congratulations on that.

Rick O’Dell - Saia Inc — President, CEO

Thanks. The other thing I just would comment on is, obviously we quantify the impact of the total wage increase, but as Jim had commented, and as I think we demonstrated in the first quarter, we expect to offset some of these costs from efficiency and quality initiatives from that perspective as well.

Art Hatfield - Raymond James — Analyst

You obviously proved that out after the December increase that you had, so, good work on that.

Operator

Jack Waldo, Stephens Inc.

Jack Waldo - Stephens Inc. — Analyst

Good morning, guys and Renée. I wanted to ask two things. Rick, it feels like this type of momentum has been building throughout at least the second half of last year, and you could probably argue part of the first half too, and we are starting to see things manifest themselves this quarter. It sounds like with your commentary on the second quarter, that you expect continued momentum. The two questions I had — one, on your pricing, how much of the pricing initiatives that you have taken on have already had a full quarter of representation, and how much do you expect to bleed into the second quarter?

Rick O’Dell - Saia Inc — President, CEO

I guess, two comments on pricing. Obviously, over the last several quarters, we’ve really been working on our pricing sophistication, just to make sure we are properly compensated for our quality, for specialized services, as well as for lane imbalances. The combination of this increased analysis and sophistication, as well as our pricing discipline in an improved environment, really is allowing us to have materially improved margins, that we believe are sustainable, and we think we are a percentage of the way to where we want to be from that perspective. If you look at our — we have this theoretical model that looks at yield, which is adjusted for length of haul and weight per shipment, and it shows about a 5.5% improvement in yield, true yield year-over-year, excluding fuel surcharge.

Our contract renewals in the quarter averaged about 6%. I think there was some concern maybe that increases would decline after a good year last year, and we have been able to continue to advance contract renewals at Saia. And while we don’t give specific numbers, what I would comment on is that we are coming out of the quarter and into April with a higher yield than we averaged during the quarter. So, we continue to make progress there. And I think we have additional opportunity to capitalize on pricing sophistication and analysis, and quite frankly, an improved value proposition at Saia with some of the quality initiatives that we have going forward.

Jack Waldo - Stephens Inc. — Analyst

If you’re going to bucket it, have we seen 80% or 90% or 50% of the price improvements that you guys already have contractually in the first quarter, or do they come mid-first quarter?

Rick O’Dell - Saia Inc — President, CEO

They really come randomly through the quarter, so, I don’t know how you look at that. You just have to do the math on it. If 40% of our business is tariff, or 30% is tariff and 70% is contract, and we have a 6% increase on, basically, we’re talking 15%, 18% of our business, I think is the math on that. You just have to do the math, and say — well, a portion of it was in the quarter and a portion of it is coming out.

Jack Waldo - Stephens Inc. — Analyst

Okay. Rick, the two line items that surprised us relative to the model — one was on insurance and claims, and the other item was on purchase transportation, but when I looked back, particularly on insurance and claims, and I compared it to historical results, it is really not too far off from historical. Could you talk a little bit — with 2011 an odd year in terms of insurance and claims expense, should there be a positive delta as we enter ‘12?

Jim Darby - Saia Inc — VP Finance and CFO

Jack, I’ll answer that one. For the first quarter, claims and insurance improved by about $1.1 million, and I think that’s the change you’re looking at. That was really due to improved severity. Our frequency has been good the last several quarters. We had a bubble in fourth quarter, as you are aware, with severity, but we had very good frequency and severity in the first quarter, better than a year ago, and that is where that improvement came from.

Jack Waldo - Stephens Inc. — Analyst

It looks like that fourth-quarter number was about $3 million above your historical norm. Am I looking at that right?

Jim Darby - Saia Inc — VP Finance and CFO

You are exactly right, and that was the aberrant quarter, fourth quarter. Because we had some very severe accidents in the fourth quarter that aren’t historically based, and we don’t expect to see that in every quarter.

Jack Waldo - Stephens Inc. — Analyst

Is my math right that it is like $0.20 in EPS?

Jim Darby - Saia Inc — VP Finance and CFO

You’re talking about in the fourth quarter impact?

Jack Waldo - Stephens Inc. — Analyst

Yes, of a year ago.

Rick O’Dell - Saia Inc — President, CEO

About $0.12.

Jim Darby - Saia Inc — VP Finance and CFO

Yes, about $0.12.

Jack Waldo - Stephens Inc. — Analyst

Anything on that operating supplies expense line item?

Jim Darby - Saia Inc — VP Finance and CFO

Well, you asked about purchased transportation as well, and that is down about $1.8 million, I believe, from fourth quarter. And what you’ll see is, and you’ll see in our third and fourth quarter, that was down year-over-year as well, as we are running more of those miles in-house, and we’re cutting down the purchased transportation miles. So, even though the cost-per-mile of purchased transportation is up year-over-year, we have managed to reduce the miles much more than that. And that trend we would expect to continue.

Rick O’Dell - Saia Inc — President, CEO

I’ll make two comments on that. One is, it’s due to a couple of things. One is our load quality and our load average is improving, and then I think you are also looking at some of the pricing discipline and initiatives that we have, making sure we are properly compensated in line-haul lanes, et cetera, is allowing us to better balance the network, and reflect that we are being properly compensated for the imbalances in our network. It’s a combination of yield, business mix management, and efficiency from a line-haul network optimization.

Jack Waldo - Stephens Inc. — Analyst

I guess my overall — what I’m trying to get at is, you guys just posted a first-quarter result that, frankly, met the second quarter consensus, which you don’t see in LTL very much. And I just wanted to understand how sustainable it is. And it sounds to me like there’s nothing that would lead you to believe it’s not sustainable at this point.

Rick O’Dell - Saia Inc — President, CEO

I think we had a pretty solid — absent the accident severity in the fourth quarter, we had a pretty solid quarter, and those were from results that we have been working on for over a year here at Saia. Making some investments in quality, reinvesting in the Company, and really managing our business mix and yield from an optimization perspective. And I think things have started to come together. And they got derailed — I wouldn’t say derailed, but we got surprised a little bit in the fourth quarter with the worst accident severity that we had ever experienced at Saia. And we were able to continue to progress those and demonstrate some solid results this quarter, and we look forward to further demonstrating that we can sustain this.

Operator

Thom Albrecht with BB&T.

Thom Albrecht - BB&T Capital Markets — Analyst

Terrific quarter, congratulations. I know you have been working very hard for quite some time to make this happen. I wanted to just follow up a little bit on Jack’s question for the insurance, because, as I reflect on my notes from the fourth quarter, I think you talked about a normal run rate being $7 million to $7.5 million, so, $6.2 million was very good, we know what happened in Q4. Is $7 million to $7.5 million a good thing to model, or is it now going to potentially be lower, if your safety continues to be at these levels?

Rick O’Dell - Saia Inc — President, CEO

A couple things I would comment from a safety perspective, obviously we have made progress in frequency last year. This year, our accident frequency was improved in line-haul, city, and our lost-time injuries actually improved as well. There’s a lot of emphasis in our Company for professional drivers on defensive driving. And I’m also very excited about some of the increased in-cab technology that’s available to help achieve safety. Both those v-nomics installations that we are making, in making data available, and then we put a lot of new tractors in the Company over the last year that have some enhanced technology available to them as well. I think the combination of those things and our internal efforts, we would hope to see some improvement there.

But you know, the reality of it is, in this business, and we have $2 million deductible per accident, per-incident from an accident perspective, the insurance component of that line is low, and the claim expense is fairly high. As Jim commented, you could do $1 million better by having a good quarter, and you could do $1 million worse, or even worse than that if you have a really bad quarter, so, there’s going to be some volatility there. What our objective is, is to have the best performance that we can, first of all, and then secondarily is to get the absolute earnings for the Company up, so that the volatility of self-insurance for accident expense is less material than it has been in the past.

Does that answer your question?

Thom Albrecht - BB&T Capital Markets — Analyst

It does, and obviously you’re only as good, safety-wise, as about five seconds ago, so I understand that process as well.

Rick O’Dell - Saia Inc — President, CEO

Actually, I really don’t believe that is the case. You’re only as good as you can institutionalize your safety and your standards within your company, and we are always working on that. And accidents are generally preventable, but the reality of it is, there’s going to be some volatility in this business. So, you are kind of right.

Jim Darby - Saia Inc — VP Finance and CFO

I think we feel really good about where we are with the frequency of this. The volatility comes from, you can have severity with one accident, so, we feel pretty good about where we are, and we did have a good first quarter. I think you’re not far off, if you are saying — on average it may be seven, but we did have favorable severity, but we feel really good about where we are in our safety programs that we have in place, and the emphasis that we are placing on it.

Rick O’Dell - Saia Inc — President, CEO

The other thing that is in that line, Thom, obviously, is our cargo claims. And again, the quality initiatives at the Company are paying off, and we’ve had some volatility in that line in the past. And I would expect it to meet with the training and the investments that we have made, I would expect the volatility from that perspective to come down, and the absolute number to improve, and we are seeing that.

Thom Albrecht - BB&T Capital Markets — Analyst

I know, historically, you have not wanted to share your cargo, but as you start to improve that, are you willing to share that figure?

Rick O’Dell - Saia Inc — President, CEO

About 1% this quarter — 1.1%.

Thom Albrecht - BB&T Capital Markets — Analyst

Jim, on the depreciation, you got to where I was modeling by the second and third quarter, so, from the $11.4 million, would we continue to grow modestly, or flat line from that level?

Jim Darby - Saia Inc — VP Finance and CFO

I think it would continue to grow modestly. You are right, it came on a little bit faster. We front-ended, as you can see, our CapEx this year. We still expect to spend about the same amount, the $80 million, but we’ve already spent almost 50% of it in the first quarter, so, we were bringing on our tractors earlier than what we had originally anticipated. But I still think, overall for the year, we’re probably going to run in the range of being $48 million or so. It will continue to grow as we bring on more, but it won’t grow at that clip.

Thom Albrecht - BB&T Capital Markets — Analyst

Okay, that’s helpful. And length of haul, and then I’ll jump back in the queue?

Jim Darby - Saia Inc — VP Finance and CFO

Length of haul was lower; for this quarter, it was 728 miles versus 745 miles for first quarter of ‘11.

Operator

Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose & Co. — Analyst

Rick, Jim, Renée, how are you guys this morning? I would assume you’re really good this morning, right? When I look at, Rick, the number you did in Q1, which was extremely impressive, and then what you’re guiding us to in your OR improvements, you guys are going to, basically in the first half of this year, probably exceed what you did in all of last year. My question is going to be more longer term. At the rate you guys are growing your tonnage, and the price increases that you are pushing through, and these technology improvements that you’re implementing at Saia, coupled with the fact that it seems like you guys are just getting smarter about the way you are pricing your business, how soon do you think we can see a low-90s OR for a full year for you guys? Barring any unforeseeable accidents, mind you, Jim, before you step in with that.

Rick O’Dell - Saia Inc — President, CEO

Obviously, the objective there, again, as I said from the accident perspective, is to have enough profit that you can tolerate some accident volatility with that. First, you want to avoid it, but its part of the business, and so, we’re going to have some of that. What we need to do is obviously make it less material to our earnings, so we can take the volatility out. That being said, right, it kind of points to your other question is — well, how much progress can we make from a margin perspective? What I would tell you is, I would expect maybe our yield improvement, the pace of yield improvement over time, I’m talking next year and beyond, will probably slow, yet you will probably see a bigger increase in tonnage.

We’ve got a lot of very good marketing initiatives going on at the Company to grow inside sales. We launched a customer relationship management program in February; it’s been well received by our sales force and our customers. That technology supports improved data integrity, customer responsiveness, quality presentations, promotions, and targeted marketing. We expect that to come forward. If you look at what is going on today from a segmentation standpoint, due to both our targeted marketing and our pricing discipline, our field business and revenue is growing more than national accounts. That’s obviously contributing to yield and profitability. So, while company revenue is up 11%, field is up 15%, and national account revenue is only up 6%.

What I would think is — after we go through what I would call somewhat of a transition and repricing with customers — some of our larger customers, to be more sophisticated from a lane-perspective, then I would think, with those customers, you would probably — that segment, we would probably get it back into a higher growth perspective. And then the tonnage increases will be able to contribute to incremental profitability — I don’t know as much as yield, but continuously with yield, as well.

We are getting past some of these cost hurdles that we have, and I think our value proposition is improved. We are not where we need to be, either as a company or as an industry, from a margin perspective. So, we’re going to continue to advance initiatives on a number of fronts, and I would expect — I would tell you — where we come out of this year, the following year, you certainly would target more than a 1.0 point OR improvement into the coming years as well, and we need to be in the low 90s, as you commented. I don’t know what else — if you give me an OR, I guess I’ll tell you what year I might try to be in the — low 90s, I don’t know. Jim and Renée might fall over in their chairs.

Jason Seidl - Dahlman Rose & Co. — Analyst

If I hear a thud, I’ll know who it is. Talking about growth, at what point do you guys start to look to expand the footprint again, or are we still far too early to even look into that? There’s too much low-hanging fruit within your existing network.

Rick O’Dell - Saia Inc — President, CEO

Our priority is to improve the margins within our existing footprint, and then secondarily to that, once that is achieved, then we can look at some further geographic expansion strategies, whether it be acquisition or organic expansion. There’s a number of different alternatives there that we would certainly look at. But in terms of within LTL, there’s too much opportunity here from an operating-leverage perspective. And with a focus on quality and yield, the last thing we need is a diversion or some disruption that would come from an integration, even if it were small. This opportunity is too significant, and it is paying significant dividends, and there’s further opportunity available there. In terms of geographic expansion within LTL, it’s not really on the plate right now.

Jason Seidl - Dahlman Rose & Co. — Analyst

It sounds like there’s enough there, and I think you probably just made a bunch of your existing shareholders happy, that you guys are just going to keep doing what you’re doing. I will turn it over to somebody else. Congratulations on a strong quarter, guys.

Operator

Dave Ross, Stifel Nicolaus.

Bruce Chan - Stifel Nicolaus — Analyst

Hi, it’s actually Bruce Chan on for Dave Ross. Great job and great quarter. I know everyone has already said it, but I can’t help myself, you guys deserve it. Just a quick one on weight per shipment, you had another year-over-year increase. I’m wondering if that’s from customers shipping more, or is there a mix change going on? If you can maybe give us some color on what’s going on there?

Rick O’Dell - Saia Inc — President, CEO

We have such a diverse customer base that it’s hard to tell. Again, some of our targeted marketing and our pricing is probably going to drive weight per shipment up a little bit, and we’re making sure we are being properly compensated for minimums. You get in this environment, and fuel cost is high, and revenue and equipment costs are going up. You can’t be running around, running miles, to pick up and deliver single shipments, unless you are properly compensated for those, particularly if those are minimums. We have a lot of confidence in our profitability model, and we are working on that, and I think that has had an impact.

It’s also working from a profit improvement standpoint, with a pretty significant increase in our revenue per bill. So, while our tonnage wasn’t all that positive, and our shipments were actually flattish to a little bit negative, our revenue per shipment was up pretty dramatically, and we are managing our cost per shipment well, and its working. So, we will continue to focus on the segments that are profitable there.

Operator

Scott Group, Wolfe Trahan.

Scott Group - Wolfe Trahan & Co. — Analyst

Thanks, good morning. I think I heard you mention that, going forward, we’re going to have to start to see a little bit more incrementally from the tonnage, and a little bit less from the yields. When do we start to see that shift happen? And then maybe can you talk about that in the context of the broader pricing environment, and what you’re seeing out there? Are you seeing things get a little bit more competitive, maybe now that some of the other carriers are really through culling out a lot of that really low price stuff?

Rick O’Dell - Saia Inc — President, CEO

First of all, that comment was in response to the multi-year outlook. I think we’re going through at Saia and the industry is going through a big pricing correction, that I think is impacting tonnage, and amongst companies to varying levels, depending upon what their strategies are and their pricing discipline. My comment was more with respect to Saia, and on a multi-year outlook. I think at some point, obviously, the pricing increase will temper from today’s levels, and at some point they won’t need to continue to go up, because our margins as a company and as an industry would be improved, right?

It’s happening today because of a necessity, and the marketplace is recognizing that, so, we have been successful with it. My comments are more of a longer-term basis, that you would see that. The segments that we are targeting from a marketing perspective, we’re growing. I would expect, as we get through this repricing of national accounts, I think our tonnage trends will change, vis-a-vis history.

The second comment, in terms of what’s going on in the marketplace — again, we can speak to how we have done. We saw a 6% increase in the quarter on contract renewals, and it appears to us to be a pretty rational marketplace.

It’s pretty easy to explain — a tractor that, a few years ago, cost $65,000, now costs $92,000, and has a ton more electronics hanging off the side, it costs you more money to maintain it. Everybody knows there is demand for quality drivers, and it is a skill set that people are looking for out there, and there’s obviously some capacity available in LTL, but we are rationalizing it. You can’t afford to buy a new tractor, and go out and recruit and hire and train a new employee on an incremental basis for business that is not contributing. Most of the industry still isn’t operating where they need to.

Scott Group - Wolfe Trahan & Co. — Analyst

Makes sense. Do you think that the industry can sustain, or do you expect a GRI this year, and when would you expect one?

Rick O’Dell - Saia Inc — President, CEO

We did it in August of last year; several people were ahead of us. We tend to follow the market-based pricing from that perspective, based on when the market goes, so that we can stay in-line with the market. I would expect there would be a general rate increase, given where the industry is operating, and some continued inflationary costs. And I wouldn’t be surprised if that happened a little sooner than it did last year.

Scott Group - Wolfe Trahan & Co. — Analyst

That’s helpful. People have been trying to ask questions about where the margins are going. If I look back to past peak, the past decade or so, I think it was in ‘06 you got to a 93.8%, and in first-quarter ‘06 you had a 95.8% OR, so very similar to what you had this first quarter. Why can’t we get to a 93.8% for the full year this year? Is the environment good enough to see the similar progression as we have seen in the past?

Rick O’Dell - Saia Inc — President, CEO

I think there are some inflationary pressures that we need to offset, and while directionally, certainly, our yield is good, and we have a lot of confidence in our ability to progress both volumes and yields with the quality of product that we have in the marketplace. I think this quarter, the first quarter benefited from weather, and I think the going-forward basis needs to be probably a little bit tempered from the best quarter that ever happened out there. But if you’re asking me if it’s possible that we could progress more rapidly than a normal quarter, normal sequential, we could come in line with that or do that as well. I think there is some upside, but it needs to be a little bit tempered. Because it is an imprecise game, managing yield and volume and profitability from that perspective. It’s working, and we are disciplined with it, and we’re going to continue with it, but it’s no guarantee that will be a straight line either, right?

Scott Group - Wolfe Trahan & Co. — Analyst

That makes a lot of sense. Last quick thing on the weather — am I understanding right that this year 50 basis points better than normal, and last year was 50 basis points worse, so, on a year-over-year, it’s kind of like a 100-basis point swing, because of weather? Is that the way you described it?

Rick O’Dell - Saia Inc — President, CEO

It’s difficult to quantify, but I think if you made us try to quantify, that’s probably what we said. I think we said that last year was about 0.5 point, and about $0.05. I would tell you that obviously this year was better, probably to a similar magnitude — better than normal.

Operator

We have no additional questions at this time, so, I’ll turn it back to Rick O’Dell for any additional or closing remarks.

Rick O’Dell - Saia Inc — President, CEO

Thanks for your interest in Saia, we appreciate it, and we look forward to talking to you soon.

Operator

Thank you very much, and that does conclude our conference for today.